Exhibit 99.1

NEWS RELEASE
American Oil & Gas Names Scott Hobbs As New Director
DENVER, July 25, 2008 – American Oil & Gas, Inc. (AMEX: AEZ) reports that Scott Hobbs has been appointed to the Board of Directors of American. Mr. Hobbs has been in the energy industry for over 30 years and is presently the managing member of his consulting firm, Energy Capital Advisors, LLC. Over the last seven years, Mr. Hobbs has provided consulting and advisory services to state government, investment bankers, private equity firms, and other investors evaluating major projects, acquisitions, and divestitures principally involving oil and gas pipelines, processing plants, power plants, and gas distribution assets. He presently serves as a Director of Buckeye GP LLC, which is the general partner of Buckeye Partners, L.P., a publicly traded master limited partnership.
Mr. Hobbs has previously served as Executive Chairman of Optigas, Inc., President and Chief Operating Officer of Evergreen Energy and Executive Vice President and Chief Operating Officer for Coastal Corporation’s regulated gas pipeline operations (Colorado Interstate Gas and Wyoming Interstate) in the Rocky Mountain region. In his different positions at Coastal’s pipeline subsidiaries, Mr. Hobbs was responsible for operations, engineering, regulatory compliance, and all commercial activities including gas transportation and storage, gathering and processing, gas production and development, and merchant activities.
Prior to joining the Coastal Corporation, Mr. Hobbs worked for Price Waterhouse and Co. in New Orleans, LA. He received a Bachelor of Science degree in Accounting from Louisiana State University and holds a CPA license in inactive status.
Pat O’Brien, CEO and Chairman of American stated, “It is with great pleasure that we are able to announce that Scott has joined the Board. Scott’s extensive and diverse experience in the energy industry should serve American well as we move toward aggressive development in various areas of operations.”
Scott Hobbs replaces M.S. (“Moni”) Minhas as Mr. Minhas has resigned from the Board of Directors due to personal and professional time constraints.
Moni Minhas stated, “It has been a pleasure to serve as a Director of American. Unfortunately, my business and personal responsibilities require that I reduce my time commitments to outside endeavors.”
Pat O’Brien commented, “Although we understand the time commitments and constraints that Moni has, we will miss his business acumen and insights. He has been instrumental in helping to guide American through a very critical period and we wish Moni all the best in his endeavors.”
American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: http://www.americanog.com.
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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184